COMPANY REGISTRY EXTRACT

P/E CAPITAL DAO LLC

DAO ORGANIZATIONAL & OWNERSHIP DISTRIBUTION RECORD

1. LEGAL ENTITY INFORMATION

Item              Details
----------------  --------------------------------------
Legal Name        P/E Capital DAO LLC
Entity Type       Wyoming Limited Liability Company (DAO
                  LLC Structure)
Jurisdiction      State of Wyoming, USA
Formation Year    2022
SEC CIK Number    0001954925
EIN               92-0518560
Principal Office  680 S Cache Street, Suite 100-7414,
                  Jackson, Wyoming 83001
Phone             (888) 929-2825
Website           https://aix.pecado.app

2. BUSINESS DESCRIPTION

P/E Capital DAO LLC operates as a blockchain-enabled tokenization and ledger coordination company within the AI.X PECADO ecosystem. The company focuses on:
- Real-world asset (RWA) tokenization
- Digital securities issuance
- Blockchain-based sub-ledger coordination
- Smart contract infrastructure
- Asset-linked digital securities
- Emerald-linked tokenized investment structures
The company's initial flagship project is EMRL.D, an emerald-linked digital security token.

3. REGULATORY POSITION

P/E Capital DAO LLC operates within a digital asset and tokenization-focused ecosystem that incorporates onboarding procedures, participant verification activities, blockchain infrastructure coordination, and ecosystem participation frameworks aligned with evolving industry practices for digital asset platforms and tokenized real-world asset initiatives..
Maximum offering details:

Offering Item            Amount
-----------------------  -----------
Maximum Offering Amount  $75,000,000
Price Per EMRL.D Token   $2.00
Maximum Tokens Offered   32,500,000
Minimum Investment       $1,000

4. DAO GOVERNANCE STRUCTURE

P/E Capital DAO LLC operates within a DAO-enabled ecosystem framework incorporating:
- smart contract-based governance,
- tokenized participation,
- member voting mechanisms,
- SPV-linked contractual rights,
- and digital asset administration.
The ecosystem framework includes:
- voting rights,
- economic participation rights,
- governance participation rights,
- and enforceable contractual SPV-related ownership interests.

5. MANAGEMENT & KEY PERSONNEL

Directors, Officers, and Significant Employees

Name                Position                 Appointment Date
------------------  -----------------------  ----------------
Virgilio Ibones     Chief Operating Officer  April 4, 2025
Eliseo Jojo Prisno  Project Advisor          April 4, 2025

6. OWNERSHIP DISTRIBUTION RECORD

Security Ownership of Management & Certain Securityholders.

Holder                 Security Class  Beneficial Ownership  Percentage Before Offering  Percentage After Maximum Offering
---------------------  --------------  --------------------  --------------------------  ---------------------------------
Khalil Lahimer         EMRL.D          100,000               0.1%                        0.1%
Virgilio Ibones        EMRL.D          100,000               0.1%                        0.1%
Paul Anthony Cervania  EMRL.D          100,000               0.1%                        0.1%
Luis Miguel Marin      EMRL.D          100,000               0.1%                        0.1%
Fernando Figueroa      EMRL.D          100,000               0.1%                        0.1%
Eliseo Jojo Prisno     EMRL.D          100,000               0.1%                        0.1%
Wilson Davis           EMRL.D          100,000               0.1%                        0.1%
Candy Prisno           EMRL.D          100,000               0.1%                        0.1%

The following Ownership Distribution Record provides a summary of the EMRL.D token allocations and participation structure associated with certain managers, advisors, officers, and key personnel of P/E Capital DAO LLC, based on the Company's current organizational and project framework.
These allocations are intended to reflect team participation, operational involvement, ecosystem growth, and long-term alignment within the Company's tokenization initiatives and digital asset ecosystem.
Ownership percentages and allocations may change over time depending on project development, future token distributions, treasury activities, strategic partnerships, and overall ecosystem expansion.

7. MANAGEMENT COMPENSATION & TOKEN DISTRIBUTION

P/E Capital DAO LLC's allocation framework includes EMRL.D token allocations designated for certain managers, advisors, and key participants, with each allocation carrying an estimated reference value of approximately $200,000 based on the project's stated EMRL.D reference pricing structure.

Name                   Token Allocation  Estimated Value
---------------------  ----------------  ---------------
Khalil Lahimer         100,000 EMRL.D    $200,000
Virgilio Ibones        100,000 EMRL.D    $200,000
Paul Anthony Cervania  100,000 EMRL.D    $200,000
Luis Miguel Marin      100,000 EMRL.D    $200,000
Fernando Figueroa      100,000 EMRL.D    $200,000
Eliseo Jojo Prisno     100,000 EMRL.D    $200,000
Wilson Davis           100,000 EMRL.D    $200,000
Candy Prisno           100,000 EMRL.D    $200,000

8. TREASURY & STRATEGIC ALLOCATION STRUCTURE

The use of Proceeds allocations indicate the following organizational and treasury distribution framework:

Allocation Category           Allocation
----------------------------  ----------
Strategic Partner Allocation  40%
EMRL.D S.A.S. Operations      20%
Management Incentives         15%
Treasury Reserve              15%
Market Access & Development   10%

9. RELATED ORGANIZATIONAL STRUCTURES

P/E Capital DAO LLC's ecosystem includes collaborations, integrations, strategic coordination, and operational activities involving:
- AI.X PECADO ecosystem
- AIX Swap Portal

- EMRL.D S.A.S.

- Emerald S.A.S.
- CapexFund
- Cahero Family Group
- Polygon blockchain
- BitMart

- MEXC

- LBank
- MetaMask
- CoinGecko
- Finstable Holdings Co., Ltd.
- FForward

10. TOKEN HOLDER RIGHTS

The token holders possess enforceable contractual rights associated with SPV ownership interests, including:
- economic and beneficial ownership interests,
- voting participation rights where applicable,
- access to disclosures and reports,
- and contractual governance rights under governing agreements.

11. COMPLIANCE & INVESTOR ONBOARDING

P/E Capital DAO LLC's investors may be subject to:
- KYC verification,
- AML screening,
- OFAC compliance,
- wallet verification,
- transfer restrictions, and
- smart contract whitelisting requirements.

12. LEGAL DISCLAIMER

This document is a summary of publicly available and internally provided organizational information relating to P/E Capital DAO LLC and is intended solely for informational purposes. Ownership allocations and governance structures remain subject to final operating agreements, smart contract logic, and applicable regulatory review.